Exhibit 99.1

            Semtech Announces Third Quarter Results; $21.6
    Million of Operating Cash Flow in the Quarter; Fourth Quarter
                   Beginning Backlog Up 25 Percent

    CAMARILLO, Calif.--(BUSINESS WIRE)--Nov. 29, 2005--Semtech Corporation (NASDAQ: SMTC), a leading producer of high performance analog and mixed-signal semiconductors, today announced financial results for its third quarter of fiscal year 2006 that ended October 30, 2005.
    Net sales for the third quarter of fiscal year 2006 were $60.9 million, up 5 percent from $58.0 million in the second quarter of fiscal year 2006 and down 6 percent from $65.0 million in the third quarter of fiscal year 2005. The third quarter of fiscal year 2005 consisted of fourteen weeks as compared to thirteen weeks for all other quarters presented.
    Net income for the third quarter of fiscal year 2006 was $11.5 million or 15 cents per diluted share. Net income was $14.6 million or 19 cents per diluted share in the third quarter of fiscal year 2005. Gross margin was 56.3 percent in the third quarter of fiscal year 2006, up from 55.4 percent in the second quarter.
    Semtech generated $21.6 million of operating cash flow in the third quarter of fiscal year 2006. The Company spent $14.6 million on stock repurchases during the third quarter to buy back 924,700 shares of common stock.
    New orders in the third quarter of fiscal year 2006 were up 16 percent compared to the second quarter, resulting in a book-to-bill ratio above one. Backlog entering the fourth quarter of fiscal year 2006 was up 25 percent compared to the third quarter. The strength was led by the third consecutive quarter of record orders and shipments for Protection Products, which are sold into a broad range of portable and networking applications. Semtech's Wireless and Sensing Products, which came by way of the June 2005 acquisition of XEMICS, represented 12 percent of total orders for the quarter.
    Demand by end-markets in the third quarter reflected some seasonal strength in the consumer driven markets, including sales of products used in notebook computers that were up 9 percent sequentially. Telecommunications and broadband applications also showed strength. Design-win activity in the third quarter suggests growing diversity in the end-markets served, including in medical, industrial and high-end consumer applications.
    John D. "Jack" Poe, Semtech's Chairman and acting Chief Executive Officer, commented on the third quarter, "The healthy growth in orders and fourth quarter beginning backlog reflect the strength of several product lines, most notably Protection Products, and better visibility from our customer base. Equally encouraging was a decline in channel inventories and internal Company inventories."
    Mr. Poe added, "Several internal initiatives have been undertaken to improve execution and streamline new product introductions. The focus of these initiatives is on the better clarification of product road maps, the shortening of IC design cycles, an improvement in customer communications and the elimination of duplicate engineering functions. In addition, we are vigorously pursuing cost reductions on the manufacturing side needed to gain share in the highly competitive vertical end-markets."
    Consistent with purchase accounting treatment, the third quarter of fiscal year 2006 includes a pre-tax expense of $409,000 for the amortization of intangibles related to the June 2005 acquisition of XEMICS. The third quarter also includes $502,000 of pre-tax legal costs related to Semtech's litigation against its insurance company. The tax provision for the third quarter was lower than forecasted due to a favorable tax provision item related to a foreign tax jurisdiction. The combined effect of these three items did not change earnings per diluted share in the third quarter.
    Net income for the first nine months of fiscal year 2006 was $29.7 million or 39 cents per diluted share, which is net of 4 cents per share of after-tax expense for the amortization of acquisition-related intangibles, after-tax legal costs and settlements related to Semtech's litigation against its insurance companies and a favorable tax provision item related to a foreign tax jurisdiction. Net income for the first nine months of fiscal year 2005 was $46.8 million or 59 cents per diluted share.

    Fourth Quarter Outlook

    Semtech estimates that net sales for the fourth quarter that ends January 29, 2006 will increase in a range of 4 to 6 percent compared to the third quarter. Turns orders (orders received and shipped in the same quarter) of approximately 37 percent are required to achieve this forecast. Earnings in the fourth quarter are forecasted to be 16 cents per diluted share, which includes an estimated 1 cent per share after-tax expense for the amortization of acquisition-related intangibles and legal costs related to Semtech's litigation against its insurance company.

    About Semtech

    Semtech Corporation is a leading supplier of analog and mixed-signal semiconductors used in a wide range of computer, industrial and communication applications.

    Forward-Looking and Cautionary Statements

    This release contains "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended (the "Securities Act"), and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements are statements other than historical information or statements of current condition and relate to matters such as future financial performance, future operational performance, the anticipated impact of specific items on future earnings, and our plans, objectives and expectations. Some forward-looking statements may be identified by use of terms such as "expects," "anticipates," "intends," "estimates," "believes", "projects", "should", "will", "plans" and similar words.
    Forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those projected. These risks and uncertainties include worldwide economic and political conditions, the timing and duration of semiconductor market upturns or downturns, demand for cellular phones, personal computers and automated test equipment, demand for semiconductor devices in general, demand for the Company's products in particular, competitors' actions, supply from key third-party silicon wafer foundries and assembly contractors, manufacturing costs and yields, relations with strategic customers, and risks associated with the businesses of major customers. In addition to considering these risks and uncertainties, forward-looking statements should be considered in conjunction with the cautionary statements contained in the "Risk Factors" section and elsewhere in the Company's Annual Report on Form 10-K for the fiscal year ended January 30, 2005, in the Company's other filings with the SEC, and in material incorporated therein by reference. In light of the risks and uncertainties inherent in forecasts of revenue and gross margin and in other projected matters, forward-looking statements should not be regarded as representations by the Company that its objectives or plans will be achieved or that any of its operating expectations or financial forecasts will be realized. The Company assumes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.



                          SEMTECH CORPORATION
                   CONSOLIDATED STATEMENTS OF INCOME
            (Table in thousands - except per share amounts)

                        Three Months Ended       Nine Months Ended
                     October 30,  October 31, October 30,  October 31,
                        2005        2004         2005        2004
                     (Unaudited) (Unaudited) (Unaudited)  (Unaudited)

Net sales               $60,870    $64,987    $175,033     $195,185
Cost of sales            26,605     27,767      76,974       80,348
Gross profit             34,265     37,220      98,059      114,837

Operating costs and expenses:
Selling, general and
 administrative          11,501     11,375      32,930       32,955
Product development
 and engineering         10,143      8,826      28,097       25,168
Acquisition related
 items                      409          -       4,545            -
Insurance related legal
 expenses and
 (settlements), net         502         63        (630)         147

Total operating costs
 and expenses            22,555     20,264      64,942       58,270

Operating income         11,710     16,956      33,117       56,567

Interest and other
 income, net              1,929      2,142       5,266        4,324

Income before taxes      13,639     19,098      38,383       60,891
Provision for taxes       2,121      4,503       8,657       14,112

Net income              $11,518    $14,595     $29,726      $46,779
                      ========== ==========  ==========  ===========

Earnings per share:
Basic                     $0.16      $0.20       $0.40        $0.63
Diluted                   $0.15      $0.19       $0.39        $0.60

Weighted average number of shares:
Basic                    73,239     74,000      73,633       74,220
Diluted                  75,449     77,486      76,145       78,320


Notes regarding Consolidated Statements of Income:

1.) The three month and nine month periods ended October 30, 2005 consisted of thirteen weeks and thirty nine weeks, respectively. The three month and nine month periods ended October 31, 2004 consisted of fourteen weeks and forty weeks, respectively.

2.) In the nine month period ended October 30, 2005, $168,000 of previously written-off inventory was sold. In the nine month period ended October 31, 2004, $423,000 of previously written-off inventory was sold.


                          SEMTECH CORPORATION
                      CONSOLIDATED BALANCE SHEETS
                            (In thousands)

                                              October 30,  January 30,
                                                  2005         2005
                                              (Unaudited)
Assets

Current assets:
Cash and cash equivalents                        $57,808      $82,154
Temporary investments                            109,540      108,167
Receivables, less allowances                      27,029       22,098
Inventories                                       27,127       24,734
Deferred income taxes                              6,975        7,255
Other current assets                               7,765        6,026
Total current assets                             236,244      250,434
Property, plant and equipment, net                58,313       55,674
Investments, maturities in excess of 1 year      100,482      111,577
Deferred income taxes                             24,376       26,916
Goodwill                                          33,212            -
Other intangibles                                  5,885            -
Other assets                                      11,225       13,324

Total Assets                                    $469,737     $457,925
                                              ===========  ===========

Liabilities and Stockholders' Equity

Current liabilities:
Notes payable to bank                               $527           $-
Accounts payable                                  13,562        9,504
Accrued liabilities                               11,220       11,697
Income taxes payable                               1,846        3,495
Deferred revenue                                   1,974        2,879
Deferred income taxes                              1,681        1,443
Total current liabilities                         30,810       29,018
Deferred income taxes                              2,327        2,131
Other long-term liabilities                        5,442        2,410
Total Stockholders' equity                       431,158      424,366

Total Liabilities and Stockholders' Equity      $469,737     $457,925
                                              ===========  ===========




    CONTACT: Semtech Corporation
             John Baumann, 805-480-2010